EXHIBIT 10.7

CENTENNIAL RESOURCE DEVELOPMENT, INC. 2016 LONG TERM INCENTIVE PLAN
CASH-SETTLED PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE
Capitalized terms not specifically defined in this Cash-Settled Performance Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2016 Long Term Incentive Plan (as amended and/or restated from time to time, the “Plan”) of Centennial Resource Development, Inc. (the “Company”).
The Company has granted to the participant listed below (“Participant”) the Restricted Stock Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the Plan and the Performance Restricted Stock Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:	[__________]
Grant Date:	July 28, 2020
Performance Period:	July 1, 2020 through June 30, 2023
Target Number of PSUs:	[__________]
By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

CENTENNIAL RESOURCE DEVELOPMENT, INC.	PARTICIPANT
By:
Name:	[Participant Name]
Title:

Exhibit A

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
GENERAL

1.1    Award of PSUs and Dividend Equivalents.
(a)    The Company has granted the PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive an amount of cash as set forth in this Agreement. Participant will have no right to receive any Shares in respect to of this Award at any time or any cash in respect of this Award until the time (if ever) the PSUs have vested.
(b)    The Company hereby grants to Participant, with respect to each PSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable PSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive in cash (without interest) the amount of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.
1.2    Incorporation of Terms of Plan. The PSUs and Dividend Equivalents are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control. This Award of PSUs shall not count against the Overall Share Limit set forth in the Plan.
1.3    Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT
2.1    Vesting; Forfeiture.
(a)    The PSUs will be earned based on the Company’s achievement of the performance conditions set forth in Appendix A and, to the extent earned, the PSUs will vest in accordance with the schedule and terms set forth in Section 2.1(b). Any fraction of a PSU that would otherwise be vested will be rounded to the nearest whole PSU. Any PSUs that are not earned in accordance with the performance conditions set forth in Appendix A will immediately and automatically be cancelled and forfeited without consideration as of the date of determination. In the event of Participant’s Termination of Service for any reason, all unvested PSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest or be forfeited, as applicable, upon the vesting or forfeiture of the PSU with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.
(b)    The PSUs will be earned, if at all, at a level of between 50% and 200% of the Target Number of PSUs specified in the Grant Notice (the “Target Number of PSUs”) based on the Company’s achievement of the performance conditions set forth in Appendix A for the Performance Period set forth in the Grant Notice (the “Performance Period”). When practicable following the completion of the Performance Period, but in no event more than forty-five (45) days thereafter, the Administrator shall determine the extent to which the performance conditions set forth in Appendix A have been satisfied (such date of determination, the “Final Determination Date”). To the extent earned, the PSUs will vest on the Final Determination Date, subject to Participant not incurring a Termination of Service on or prior to the last day of the Performance Period.

2.2    Settlement.
(a)    PSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in cash as soon as administratively practicable after the vesting of the applicable PSU, but in no event more than thirty (30) days after the PSU’s vesting date. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A. The amount of cash paid with respect to each PSU will equal the average Fair Market Value of a Share over the five consecutive trading days ending on the day before the PSU’s vesting date, less applicable withholdings.
ARTICLE III.
TAXATION AND TAX WITHHOLDING
3.1    Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2    Tax Withholding. Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the Dividend Equivalents. The Company and the Subsidiaries do not commit and are under no obligation to structure the PSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.
ARTICLE IV.
OTHER PROVISIONS
4.1    Adjustments. Participant acknowledges that the PSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.3    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.4    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.5    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company.

Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.6    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the PSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.7    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
4.8    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.9    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents, and rights no greater than the right to receive cash as a general unsecured creditor with respect to the PSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement. Nothing in this Agreement gives the Participant any rights in, to or with respect to any Shares or any other rights, other than the right to receive the cash payment described in Section 2.2.
4.10    Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.11    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
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Appendix A

Performance Goals
The performance measure for the PSU award is the Company’s total shareholder return (“TSR”) compared to the TSR of a group of peer companies. TSR combines share price appreciation and dividends paid to show the total return to the shareholder. The absolute size of the TSR will vary with the stock market, but the relative position to Company’s peers over the Performance Period is the performance metric for this Award.
TSR will be the sum of the Company’s ending stock price plus dividends over the Performance Period divided by the Company’s beginning stock price. Both the beginning and ending stock prices will be calculated using the average closing price during the last 20 trading days prior to and including the calculation date. This calculation is used instead of the actual closing price on the given date to smooth volatility in the stock price and avoid single-day fluctuations.

TSR =         ending stock price + all dividends with a record date during the Performance Period beginning stock price

Peer Group
The following companies are included in the Company’s peer group for purposes of this Award:

Callon Petroleum Company	Parsley Energy, Inc.
Cimarex Energy Co.	PDC Energy, Inc.
Laredo Petroleum, Inc.	QEP Resources, Inc.
Matador Resources Company	SM Energy Company
Oasis Petroleum Inc.	WPX Energy, Inc.

Should a peer company cease to exist as a separate publicly traded company during the Performance Period due to bankruptcy, it will nonetheless remain as a member of the Company’s peer group for purposes of the payout calculation described below and the Company shall be ranked higher than such peer company for purposes of the payout calculation. Should a peer company cease to exist as a separate publicly traded company during the Performance Period due to a merger, acquisition or other similar transaction, it will be automatically removed from the peer group list and the number of PSUs earned will be determined based on the Company’s percentile rank among the resulting peer group.

Payout Calculation
At the end of the Performance Period, the number of PSUs earned will be determined based on the Company’s TSR relative to the Company’s peer group over the Performance Period. The Company’s TSR is ranked among the peers and the percentile rank is calculated, based on the Company’s position in the ranking, as the percentage of members of the peer group (including the Company and as the peer group is constituted on the final day of the Performance Period) with a ranking that is greater than or equal to the Company’s ranking (i.e. with a TSR that is less than or equal to the Company’s TSR). The payout scale is detailed in the following table.

Relative TSR Performance Plan
Performance Rank	TSR Percentile Ranking	Payout as % of Target Number of PSUs
1	100%	200%
2	90%	180%
3	80%	160%
4	70%	140%
5	60%	120%
6	50%	100%
7	40%	75%
8	30%	50%
9	20%	0%
10	10%	0%
11	0%	0%

The number of PSUs earned will be determined based on the TSR Percentile Ranking, with linear interpolation between any specified TSR Percentile Ranking set forth in the table above. Notwithstanding the foregoing, if the Company’s TSR is less than or equal to one (1.0), the number of PSUs shall not be greater than 100% of the Target Number of PSUs (i.e., the payout shall not be greater than 100%).

The actual payout of the PSUs, if any, at the end of the Performance Period will be made as provided under the Performance Restricted Stock Unit Agreement to which this Appendix A is attached.

Adjustments for Extraordinary Events
Notwithstanding the foregoing, if the Administrator determines that due to a reduction in the size of the peer group or other unusual, extraordinary or nonrecurring transactions or events materially affecting the Award, an adjustment in the peer group, the payment schedule and/or other terms of the Award is necessary or appropriate to avoid the dilution or enlargement of the benefits or potential benefits intended to be made available under the Award, the Administrator may adjust the peer group (including by removing constituent companies, substituting new constituent companies for existing constituent companies or selecting new constituent companies to replace withdrawn companies), the payment schedule and/or such other terms of the Award in such a manner as the Administrator determines in good faith to be equitable to reflect such transactions or events.

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